October 31, 2024

Martin Klein
C/O Athene Holding, Ltd. 7700 Mills Civic Parkway
West Des Moines, IA 50266-3862

Dear Marty:

On behalf of Athene Holding Ltd. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company.

This letter agreement (“Agreement”) sets forth the terms agreed upon between the Company and you regarding your services to and positions with the Company from the date hereof through your eventual retirement from the Company and its affiliates.

Term and Duties: You will continue to serve as the Executive Vice President and Chief Financial Officer of the Company, under your current terms and conditions of employment (including, but not limited to, your continued eligibility to receive severance benefits un accordance with the terms of the Company’s severance policy upon a qualifying separation), through the date on which your successor is appointed which is expected to be on or about June 30, 2025 (the “Transition Date”), on which date you will retire as Executive Vice President and Chief Financial Officer and will immediately assume the role of Senior Advisor to the Company. Notwithstanding the foregoing, either party may terminate your employment upon 90 days’ prior written notice and the Company may terminate your employment immediately upon a termination for cause. In the position of Senior Advisor, you shall have such duties and responsibilities as may be reasonably and lawfully requested by any of the Board, the Chief Executive Officer of the Company or the Chief Financial Officer of Apollo Global Management, Inc. from time to time, which shall include the duties and responsibilities separately provided to you on the date hereof.

Upon the expiration of your service as Senior Advisor, unless otherwise agreed to by the parties, you shall be deemed to have resigned, without any further action by you, from any and all positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Compensation: For service through December 31, 2025, (i) your base salary and benefits arrangements will continue at the same level that they have been prior to the Transition Date, (ii) you shall remain eligible for an annual bonus with respect to the 2024 calendar year (with a target bonus opportunity equal to $1,222,000) and payable no later than March 15, 2025, which bonus shall be subject to the terms of the annual bonus plan and the achievement of the same performance goals that apply to the annual bonuses for other similarly situated executive officers of the Company, (iii) as part of your compensation for calendar year 2025, you shall receive a long-term incentive award granted in the first quarter of 2025, with a grant date fair value of $975,000 and granted in the same vehicles as 2025 calendar year long-term incentive awards granted to other similarly situated executive officers of the Company, and (iv) you shall be entitled to receive a partner stipend for 2025 in the amount of $250,000, which amount shall be paid to you in March

2025. Beginning January 1, 2026 and subject to your continued service with the Company, your target direct compensation will be $1,000,000, consisting of a base salary of $650,000 and a bonus opportunity equal to
$350,000.
While serving as a Senior Advisor, (i) your outstanding equity awards and your outstanding awards under the Apollo/Athene Dedicated Investment Program (“ADIP I”) and the Apollo/Athene Dedicated Investment Program II (together with your outstanding awards under ADIP I, the “ADIP Awards”) will continue to vest in accordance with their terms and the underlying equity plans; provided, that, for the avoidance of doubt, the “Vesting Percentage” (as defined in the applicable award agreements) for each of your ADIP Awards shall not exceed seventy-five percent (75%) following your termination of employment; (ii) you shall continue to participate in the Company’s benefit plans and programs, subject to the terms of such plans; (iii) you shall continue to receive administrative support, reimbursement for travel expenses and airline status, each in the ordinary course subject to Company policy and at the same level applicable to Executive Vice Presidents of the Company; (iv) you shall remain eligible to receive severance benefits in accordance with the terms of the Company’s severance policy upon a qualifying separation based on your base salary in effect at the time of your termination from the Company, subject to any required notice period under your existing employment agreement and (iv) you shall continue to be entitled to receive an annual partner stipend of $250,000.
Due to your service as Chief Financial Officer and Senior Advisor during the 2025 performance year, you shall remain eligible for an annual bonus with respect to the 2025 calendar year, with a target bonus equal to $961,000, the payment of which shall be subject to your continued service through December 31, 2025 and the achievement of performance goals that shall be determined in the sole discretion of the executive committee of the Board and which shall be paid to you no later than March 15, 2026. For the avoidance of doubt, except as otherwise set forth herein, you shall not be entitled to receive any additional long-term incentive awards following the date hereof. In addition, subject to your continued service with the Company through December 31, 2025 and execution and non-revocation of the Company’s standard release of claims in favor of the Company and its affiliates and compliance with the terms of the awards and your restrictive covenants in favor of the Company, the continued vesting and settlement in accordance with the normal settlement schedule of your SPA awards for the 2024 and 2025 performance years and outstanding equity awards as if you had remained employed with the Company through the last scheduled vesting date for each applicable award, with your outstanding equity awards to be settled in shares of Apollo Global Management, Inc.

Other Board and Consulting Service. While serving as Senior Advisor, you shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, provide consulting services and to manage your personal and family investments, in each case, to the extent such activities are not competitive with the Company and are in accordance with the Company’s outside business interest policy and do not materially interfere with the performance of your duties and responsibilities hereunder.

Existing Employment Agreement. You and the Company agree that this Letter Agreement shall supersede your Employment and Confidentiality and Non-Compete Agreement, dated as of October 12, 2015, between you and the Company (the “Employment Agreement”), with the exception that you shall continue to be bound by the covenants set forth in Article VII of the Employment Agreement including, without limitation, the non-solicitation and confidentiality covenants set forth therein as well as any restrictive covenants set forth in any other agreement between you and the Company or its affiliates, subject to any waiver agreed to in advance and in writing by the Chief Executive Officer of the Company. In addition, you and the Company hereby acknowledge and agree that your assumption of the role of Senior Advisor on the Transition Date does not entitle you to any severance benefits under the Company’s severance policy. Notwithstanding anything in this Agreement or any other agreement with the Company to the contrary, you understand that neither this letter nor any other agreement prohibits or limits your ability to communicate with any federal, state or local governmental agency or commission, or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission, including providing documents or other information.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Athene Holding Ltd.

    By:    /s/ James R. Belardi
    Name:    James R. Belardi
    Title:    Chief Executive Officer

    Apollo Global Management, Inc.

    By:    /s/ Martin Kelly
    Name:
    Title:

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of         the date set forth above.

By: /s/ Martin P. Klein
Martin Klein

[Signature Page to Letter Agreement]